Man ETF Series Trust

SARBANES-OXLEY CODE OF ETHICS FOR PRINCIPAL

EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

Preamble

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the Securities and Exchange Commission (“SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to its principal executive, principal financial and principal accounting officers. Man ETF Series Trust (the “Trust”) have adopted this Code of Ethics (the “Code”) pursuant to these rules.

I.	Covered Officers/Purpose of Code

This Code applies to the Principal Executive Officer and Principal Financial Officer/Principal Accounting Officer (the “Covered Officers”) of the Trust for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in other public communications made by the Trust;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and

•	accountability for adherence to this Code.

Each Covered Officer owes a duty to the Trust to adhere to a high standard of business ethics, and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Each Covered Officer should encourage his or her colleagues who provide services to the Trust, whether directly or indirectly, to do the same.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment

Company Act of 1940, as amended (“1940 Act”), and the Investment Advisers Act of 1940, as amended (“Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust. The compliance program and procedures of the Trust and its investment adviser, any sub-adviser and distributor are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace this program or these procedures.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and its investment adviser and distributor, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, the distributor and the Trust. The participation of the Covered Officers in such activities is inherent in these contractual relationships and is consistent with the performance by the Covered Officers of their duties as officers of the Trust and, if addressed in conformity with the provisions of the 1940 Act and the Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees of the Trust (the “Board”) that the Covered Persons may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act or the Advisers Act. Covered Officers should keep in mind that the following list of prohibitions does not cover every possible situation. The overarching principle – that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust – should be the guiding principle in all circumstances.

Each Covered Officer must:

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not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust; and
•	not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to profit personally or cause others to profit, by the market effect of such transactions.

There are some conflict of interest situations that should be discussed with the Chief Compliance Officer of the Trust (the “CCO”), if material. Examples of these include:

•	any outside business activity that detracts from the ability of a Covered Officer to devote appropriate time and attention to his or her responsibilities as a Covered Officer of the Trust;
•	the receipt of any gifts related to the business of the Trust;
•	the receipt of any entertainment from any company with which the Trust has current or prospective business dealings;

•

any ownership in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

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a direct or indirect personal financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Each Covered Officer:

•	must familiarize himself or herself with the disclosure requirements applicable to the Trust and its disclosure controls and procedures;
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must not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s trustees and auditors, and to governmental regulators and self-regulatory organizations;

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should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and its investment adviser and distributor and take other appropriate steps with the goal of promoting full, fair, accurate and timely disclosure in the reports and documents the Trust files with, or submits to, the SEC and that are signed or certified by him or her; and

•	must cooperate with the Trust’s independent accountants, regulatory agencies and internal auditors in their review or inspection of the Trust and its operations.

III.	Compliance

It is the responsibility of each Covered Officer to otherwise promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	report at least annually his or her affiliations and other relationships as requested in the Trust’s annual Trustees and Officers Questionnaire;

•	upon adoption of this Code, affirm in writing that he or she has received and read this Code and understands it;

•	annually thereafter affirm that he or she has complied with the requirements of this Code;

•	not retaliate against any person for reports of potential violations that are made in good faith; and

•	notify the CCO promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

V.	Investigations and Enforcements

The Trust will follow these procedures in investigating and enforcing this Code:

•	the CCO will take all appropriate action to investigate any violations and potential violations reported to him or her;

•	if, after such investigation, the CCO believes that no material violation has occurred, the CCO is not required to take any further action;

•	any matter that the CCO believes is a material violation will be reported to the Board after such investigation;

•

if the Board determines that a violation has occurred, it will consider appropriate action, which may, without limitation, include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser, distributor or their respective boards; or recommendation of the dismissal of the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and

VI.	Public Disclosure of Changes and Waivers

Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VII.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The Trust’s and its investment adviser’s, sub-adviser’s and distributor’s codes of ethics under Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VIII.	Amendments

Any material amendments to this Code must be approved or ratified by a majority vote of the Board.

IX.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board, the Trust’s investment adviser and distributor, and their respective counsel.

X.	Internal Use

This Code is intended solely for the internal use by the Trust. This Code is a statement of certain fundamental principles, policies and procedures that govern the Covered Officers in the conduct of the Trust’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person.

Adopted: September 4, 2025